As filed with the Securities and Exchange Commission on July 7, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IPC Holdings, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	Not Applicable
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification Number)

American International Building
29 Richmond Road
Pembroke, HM 08, Bermuda
(441) 295-5100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

IPC Holdings, Ltd. Stock Option Plan, as amended
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue
13th Floor
New York, New York 10011
(212) 246-5070
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Wesley D. Dupont, Esq.	Andrew S. Rowen, Esq.
IPC Holdings, Ltd.	Sullivan & Cromwell LLP
29 Richmond Road	125 Broad Street
Pembroke, HM 08, Bermuda	New York, New York 10004
(441) 295-5100	(212) 558-4000

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of each class of securities	to be	offering price	aggregate	registration
to be registered	registered	per unit(1)	offering price(1)	fee
Common Stock, par value $0.01 per share for the Plan	1,250,000 shares	$39.77	$49,712,500	$5,851.16

(1)	Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933 solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the common shares (the “Common Shares”) of IPC Holdings, Ltd. as reported on the NASDAQ National Market System on July 1, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan (as defined herein) covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

IPC Holdings, Ltd. Stock Option Plan, as amended (the “Plan”)

     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,250,000 shares of the Registrant’s Common Shares to be issued pursuant to the Plan. The Registration Statement on Form S-8 previously filed with the Commission relating to the Plan (No. 333-19149) and the Registration Statements on Form S-8 previously filed with the Commission relating to the amended Plan (Nos. 333-30070 and 333-107052) are incorporated herein by reference with the exception of Exhibit 4.3 and Exhibit 99 to Registration Statement Nos. 333-19149 and 333-30070, respectively, and Exhibit 4.1 to Registration Statement No. 333-107052, which exhibits have been replaced by the amended Plan included as Exhibit 4.1 hereto.

     Exhibit 4.1 hereto reflects an amendment to the Plan approved by the shareholders at the Registrant’s Annual General Meeting held on June 10, 2005. Specifically, Exhibit 4.1 reflects an amendment to (i) Section 5.1 of the Plan to increase the aggregate number of Common Shares covered by the Plan from 1,077,500 to 2,327,500 and (ii) Section 8 of the Plan to extend the period during which the Plan will remain in effect from February 15, 2008 to June 10, 2015.

     In addition, the Board of Directors of the Registrant has decided to amend the Plan, in accordance with its terms, so that (i) pursuant to Section 10 of the Plan, options granted under the Plan may not be repriced, replaced, regranted through cancellation, or modified without shareholder approval, if the effect would be to reduce the exercise price for the shares underlying such award, and outstanding options that are underwater may not be cancelled for the purpose of granting a replacement award of a different type; and (ii) pursuant to Section 6.2 of the Plan, all future options are granted with an exercise price equal to no less than 100% of the then current fair market value of the Common Shares. Neither of these amendments required a shareholder vote, and both changes were implemented upon the shareholder approval of the Plan amendment described in the foregoing paragraph.

Item 3. Incorporation of Documents by Reference

     The documents listed below are incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

(c) Current Report on Form 8-K, dated April 27, 2005.

(d) Current Report on Form 8-K, dated June 14, 2005.

(e) The description of the Registrant’s Common Stock which is contained in its Amendment No. 2 to Form 8-A Registration Statement (Registration No. 000-27662), filed under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a company incorporated under the laws of Bermuda may indemnify its directors and officers against any liability arising from any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Registrant, provided, that, any provision indemnifying any such officer or director in respect of any fraud or dishonesty of which such person may be guilty in relation to the Registrant shall be void. Section 98 of the Companies Act further provides that a company incorporated under the laws of Bermuda may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings under Section 281 of the Companies Act. Section 98A of the Companies Act enables a company to purchase and maintain insurance for the benefit of directors and officers.

     The bye-laws of the Registrant (the “Bye-Laws”) provide indemnification to directors and officers of the Registrant against costs, losses and other expenses arising from actions taken in such capacity, other than those arising from any willful negligence, willful default, fraud or dishonesty. Further, the Bye-laws provide for indemnification of liabilities incurred by any director or officer in defending any civil or criminal proceeding in which a favorable judgment is obtained, or in which such officer or director is acquitted, or in which relief from liability is granted under the Companies Act. The Registrant maintains liability insurance covering its directors and officers.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1	IPC Holdings, Ltd. Stock Option Plan, as amended

5	Opinion of Conyers Dill & Pearman as to the validity of the securities registered

23.1	Consent of KPMG

23.2	Consent of Conyers Dill & Pearman (included in their opinion filed as Exhibit 5)

24	Powers of Attorney (set forth on signature page of this Registration Statement)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on July 6, 2005.

IPC HOLDINGS, LTD.

By:	/s/ James P. Bryce

Name: James P. Bryce
Title: President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Bryce and Joseph C.H. Johnson his true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph C.H. Johnson	Chairman of the Board of Directors	July 7, 2005

Joseph C.H. Johnson

/s/ James P. Bryce	President, Chief Executive Officer and Director	July 6, 2005

James P. Bryce	(Principal Executive Officer)

/s/ John R. Weale	Senior Vice President and Chief Financial Officer	July 6, 2005

John R. Weale	(Principal Financial and Principal Accounting Officer)

	Deputy Chairman of the Board of Directors	July ___, 2005

Frank Mutch

/s/ Kenneth L. Hammond	Director	July 6, 2005

Kenneth L. Hammond

/s/ Clarence E. James	Director	July 6, 2005

Dr. The Honourable
Clarence E. James

	Director	July ___, 2005

Anthony M. Pilling

Signature	Title	Date

/s/ Donald Puglisi	Authorized Representative in the United States	July 6, 2005

Puglisi & Associates

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	IPC Holdings, Ltd. Stock Option Plan, as amended

5	Opinion of Conyers Dill & Pearman regarding the validity of the securities registered

23.1	Consent of KPMG

23.2	Consent of Conyers Dill & Pearman (included in their opinion filed as Exhibit 5)

24	Powers of Attorney (set forth on signature page of this Registration Statement)